CHANGE-IN-CONTROL/SEVERANCE AGREEMENT


         AGREEMENT, dated as of , 1996, by and between PSC Inc., a New York corporation (the "Company") and the undersigned, an officer of the Company (the "Executive").
         WHEREAS, in order to enhance Executive's continued service to the Company in an effective manner without distraction by reason of the possibility of a termination of employment by the Company or a change in control of the Company and in order to assure both the Company and the Executive of continuity of management in the event of any actual or threatened change in control of the Company, the Company wishes to provide in this agreement for severance benefits to the Executive in the event of a termination of employment by the Company or a change in control of the Company.
         NOW, THEREFORE, in consideration of the premises and of Executive agreeing to continue to serve as an employee of the Company, the parties hereto agree as follows:
         1.       Severance Payment.
                  (a) Termination of Employment - In General. In the event of the termination of employment of Executive by the Company for any reason other than Termination for Cause (as hereinafter defined), death, disability, or a Change in Control (as hereinafter defined), the Company will continue to pay the Executive for a period of one year following such termination an amount equal to the Executive's salary at the annual rate then in effect. Such amount shall be payable bi-weekly. In addition, the Company will provide Executive with Executive's then current health, dental, life and accidental death and dismemberment insurance benefits for a period of one year following such termination. In the event of Executive's death while receiving severance payments hreunder, all remaining severance installment payments otherwise payable to Executive hereunder will be paid in the same amounts and in the same manner to Executive's heirs and legal representatives. All payments made to Executive hereunder will be subject to all applicable employment and withholding taxes.
                  (b) Termination of Employment - Change in Control. In the event of the termination of employment of Executive within the two year period following a Change in Control (as hereinafter defined) of the Company, and such termination is (i) by the Company for any reason other than Termination for Cause (as hereinafter defined), death or disability, or (ii) by the Executive for "Good Reason" (as hereinafter defined), the Company will pay the Executive in a lump sum cash payment an amount equal to the product of the sum of (x) Executive's salary at the annual rate then in effect and (y) the highest annual bonus paid to Executive under the Company's current Management Incentive Plan or any successor plan in the three full fiscal years preceding termination multiplied by two. In addition, Executive will be immediately vested in any retirement, incentive, or option plans then in effect and the Company will continue to provide Executive with Executive's then current health, dental, life and accidental death and dismemberment insurance benefits for a period of three years. All payments made to Executive hereunder will be subject to all applicable employment and withholding taxes.

         2. Limitations. Notwithstanding anything in this Agreement to the contrary, the maximum amount of cash and other benefits payable (whether on a current or deferred basis and whether or not includible in income for income tax purposes) under Section 1 of this Agreement (the "Severance Benefits") shall be limited to the extent necessary to avoid causing any portion of such Severance Benefits, or any other payment in the nature of compensation to the Executive, to be treated as a "parachute payment" within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended. Any adjustment required to satisfy the limitation described in the preceding sentence shall be accomplished first by reducing any cash payments that would otherwise be made to the Executive and then, if further reductions are necessary, by adjusting other benefits as determined by the Company.
         3.       Certain Definitions.
                  (a) Change in Control. A "Change in Control" shall be deemed to have occurred (i) on the date that any person or group deemed a person under Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, other than the Company, in a transaction or series of transactions, has become the beneficial owner, directly or indirectly (with beneficial ownership as determined as provided in Rule 13d-3, or any successor rule under such Act), of 30% or more of the outstanding voting securities of the Company; or (ii) on the date on which one third or more of the members of the Board of Directors shall consist of persons other than Current Directors (for these purposes, as "Current Director" shall mean any member of the Board of Directors elected at or continuing in office after, the 1996 Annual Meeting of Shareholders, any successor of a Current Director who has been approved by a majority of the Current Directors then on the Board, and any other person who has been approved by a majority of the Current Directors then on the Board); or (iii) on the date of approval of (x) the merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, would not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all shareholders of the corporation would be entitled in the election of directors or where the members of the Board of Directors of the Company, immediately prior to the merger or consolidation, would not immediately after the merger or consolidation, constitute a majority of the Board of Directors of the corporation issuing cash or securities in the merger or consolidation or (y) on the date of approval of the sale or other disposition of all or substantially all the assets of the Company.

                  (b) Termination for Cause. The Company shall have the right to terminate the services of Executive at any time without further liability or obligations to Executive if: (i) Executive has failed or refused to perform such services as may reasonably be delegated or assigned to Executive consistent with the Executive's position, by the Chief Executive Officer or by the Board of Directors, (ii) Executive has been grossly negligent in connection with the performance of Executive's duties, (iii) Executive has committed acts involving dishonesty, willful misconduct, breach of fiduciary duty, fraud, or any similar offense which materially affects Executive's ability to perform Executive's duties for the Company or may materially adversely affect the Company, or (iv) Executive has been convicted of a felony.
         Termination of the services of Executive for Cause shall not be effective unless and until acted upon by the Board of Directors and unless and until written notice shall have been given to Executive which notice shall include identification with specificity of each and every factual basis or incident upon which the termination is based.
                  (c) Good Reason. Good Reason shall mean the occurrence or existence of any of the following with respect to Executive: (i) Executive's annual rate of salary is reduced from the annual rate then currently in effect or Executive's other employee benefits are in the aggregate materially reduced from those then currently in effect (unless such reduction of employee benefits applies to employees of the Company generally), or (ii) Executive's place of employment is moved more than 25 miles from its then current location, or (iii) Executive is assigned duties that are demeaning or are otherwise materially inconsistent with the duties then currently performed by Executive.
         Before Executive may terminate Executive's employment for Good Reason, Executive must notify the Company in writing of Execution's intention to terminate and the Company shall have 15 days after receiving such written notice to remedy the situation, if possible.
         4. Right to Employment. Nothing contained herein shall confer upon Executive any right to be continued in the employment of the Company or interfere in any way with the right of the Company to terminate Executive's employment at any time for any reason. Executive hereby acknowledges that Executive is and will remain an employee-at-will of the Company, terminable with or without Cause.

       5. Notices. All notice given in connection with this Agreement shall be in writing and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by express courier or delivery services, addressed to the parties hereto at the following addresses:
         To Executive:                         To PSC:
                                               PSC Inc.
                                               675 Basket Road
                                               Webster, NY  14580
                                               Attn:  Chief Executive Officer
                                               FAX:  (716) 265-6406

or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notice shall be deemed given when received, if sent by telegram, telex, telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telex, telecopy or other facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery services, or sent by certified or registered mail, return receipt requested.

         6. Waiver. Any waiver of a breach of any of the terms of this Agreement shall not operate as a waiver of any other breach of such terms or of any other terms, nor shall failure to enforce any term hereof operate as a waiver of any such term or of any other term.

         7. Severability. If any term of this Agreement or the application thereof is held invalid or unenforceable, the validity or unenforceability shall not effect any other term of this Agreement which can be given effect without the invalid or unenforceable term.

         8. Governing Law; Venue. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of New York, without reference to conflict of law principles of any jurisdiction (including without limitation New York) which would result in the application of the domestic substantive laws of any other jurisdiction. The parties consent to the exclusive jurisdiction of the Supreme Court of New York, Monroe County or of the United States District Court of the Western District of New York for any legal action instituted by any party against any other with respect to the subject matter hereof.
         9. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or changed except by a writing signed by both parties.

         10. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

         IN WITNESS WHEREOF, Executive has executed this Agreement and the Company has caused this Agreement to be executed as of the date set forth above.
                                    PSC Inc.

                                    By:
                                             L. Michael Hone
                                    Its:     Chief Executive Officer


                                    EXECUTIVE